Filed Pursuant to Rule 433

Registration Nos. 333-229302 and

333-229302-01

**PXG DETAILS** $475mm USAA Auto Owner Trust 2019-1 (USAOT 2019-1)

Joint Leads: J.P. Morgan (struc), Deutsche Bank and SMBC Nikko

Co-Managers: BAML, Mizuho, TD

TOTAL OFFERED

CL	AMT($MM)	AMT($MM)	WAL	MDY/S	SPREAD	YLD%	CPN%	$PX
A-1	132.000	125.400	0.21	P-1/A-1+	IntL+ -2	2.26054	2.26054	100.00000
A-2	152.000	144.400	0.92	Aaa/AAA	EDSF+ 21	2.277	2.26	99.99436
A-3	133.000	126.350	1.88	Aaa/AAA	EDSF+ 30	2.170	2.16	99.99957
A-4	74.180	70.471	2.89	Aaa/AAA	IntS+ 35	2.156	2.14	99.98216
B	8.820	8.379	3.04	A3/A	IntS+ 55	2.349	2.33	99.97779

Expected Settle :	07/31/2019	Registration :	SEC Registered
First Pay Date :	08/15/2019	ERISA Eligible :	Yes
Expected Ratings :	Moody’s, S&P	Min Denoms :	$1k x $1k
Ticker :	USAOT 2019-1	Pxing Speed :	1.5% ABS to 10% Call
Expected Pricing :	PRICED	Bill & Deliver :	J.P. Morgan
ABS-15G Filing :	Mon, 07/08

CUSIPs

A-1	: 90290EAA7	Available Information:
A-2	: 90290EAB5	* Preliminary Prospectus: Attached
A-3	: 90290EAC3	* Ratings FWP: Attached
A-4	: 90290EAD1	* IntexNet/CDI: Separate Message
B	: 90290EAE9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105.

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No EEA Retail sales/No PRIIPs KID.